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                                                                   Exhibit 10.10

                             THE RAYMOND CORPORATION
                          1996 DEFERRED STOCK UNIT PLAN
                           FOR NON-EMPLOYEE DIRECTORS

         THE RAYMOND CORPORATION (the "Company") hereby establishes this Deferred Stock Unit Plan for Non-Employee Directors (the "Plan") to provide benefits for non-employee directors of the Company in order to serve as an inducement for their continued service to the Company and to align such directors' financial interests with those of the shareholders.

         Section 1. Eligibility. Each director of the Company (including current directors) who is not a current or former employee of the Company (collectively, the "Participants") shall participate in this Plan.

         Section 2. DSU Account. As of May 22, 1996, a Deferred Stock Unit ("DSU") account shall be established for each Participant. The initial balance for each Participant shall be calculated by (i) multiplying a $12,000 annual retainer times each year of the Participant's prior service ("Prior Board Service") on the Company's Board of Directors (the "Board") as of May 22, 1996,
(ii) calculating the net present value of such product (assuming the Participant will retire at age 70 and commence receiving at such time an annual amount equal to such annual retainer, such payments to continue for the same number of years as his or her Prior Board Service) using the Company retirement plan discount rate on May 22, 1996 of 7.0% and (iii) converting such net present value into equivalent DSUs by dividing it by the average of the high and low trading prices of Company common stock on May 22, 1996 of $18 3/8 per share.

         Section 3. Additions to the DSU Account. On the fourth Wednesday of May of each year subsequent to 1996, each Participant shall be credited with DSUs equal to 100% of the annual retainer for such year, using the average of the high and low trading prices of Company common stock on such date. Each Participant shall also be credited with dividend equivalents in the form of additional DSUs.

         Section 4. Vesting. The value of each Participant's DSU account shall vest according to the following schedule:

         Years of Service for Participant                     Percentage Vesting
         --------------------------------                     ------------------
         10 or more                                           100%
         9                                                    90%
         8                                                    80%
         7                                                    70%
         6                                                    60%
         5                                                    50%
         Less than 5                                          0%
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                  Section 5. Payment. Upon termination from Board service, each
Participant shall receive the vested value of his or her DSU account in the form of cash. Such value shall be determined by multiplying the number of DSUs in such account by the average of the high and low trading prices of Company common stock on the date of the Participant's termination. The benefits payable to each Participant shall be paid in a lump sum no later than 30 days after the date on which the Participant terminates from the Board.

         Section 6. Years of Service. For purposes of vesting, a Participant's years of service shall be measured from the later of (i) the date on which he or she is elected to the Board or (ii) the effective date of the Plan.

         Section 7. Death Benefit. If a Participant dies prior to receiving the total amount of benefits which he or she would have otherwise received under this Plan (regardless of whether the Participant had started to receive benefits prior to his or her death), the unpaid portion of those benefits shall be paid to the beneficiary last designated by the Participant in writing to the Board. If no beneficiary is designated or if the designated beneficiary predeceases the Participant, payments shall be made to the Participant's estate. In the event of the death of a beneficiary to whom payments are being made, the remaining payment shall be made to such beneficiary's estate. In the event payments are to be made to a beneficiary or to the estate of a Participant or a beneficiary, the Board may, in its sole discretion, provide for payment of any remaining amounts in a lump sum.

         Section 8. Change in Control. In the event of a Change in Control (as hereinafter defined), any benefits or rights accrued and unpaid to a Participant (whether or not the Participant has terminated from the Board, and whether or not such benefits or rights are vested under Section 4) shall be paid in a lump sum to such Participant no later than 30 days after the date on which the Change in Control occurs. As used in this Plan, "Change of Control" shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided that, without limitation, such a Change of Control shall be deemed to have occurred if and when:

         (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

         (ii) individuals who on the effective date of this Plan constituted the Board (together with any new directors whose election by such Board, or whose nomination for election by the shareholders of the Company, was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the effective date of this Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or
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         (iii) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

         (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

With respect to any Participant who is not re-elected to the Board as the result of an actual or threatened proxy contest, any benefits or rights accrued and unpaid to such Participant (whether or not such benefits or rights are vested under Section 4) shall be paid in a lump sum to such Participant no later than 30 days after the date on which such Participant is not re-elected to the Board.

         Section 9. Nature of Benefits. The Plan represents a contractual obligation on the part of the Company. All benefits payable under the Plan shall be paid out of the assets of the Company that are subject to the claims of creditors of the Company. Although it is not intended that the Plan be funded, the Company may in its sole discretion designate or segregate certain of its assets to assist it in making the payment of benefits under the Plan.

         Section 10. Impact on Participant's Status. Nothing contained in the Plan shall be construed as affecting a Participant's status as a director or his or her length of term as a director of the Company.

         Section 11. Assignability. Neither the benefits payable under the Plan nor the right to receive any payment of those benefits shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, prior to actually being received by a Participant, except as set forth in this Plan. Except as otherwise provided by law, any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, attach, execute or levy on any benefit under the Plan shall be null and void.

         Section 12. Administration of the Plan. The Plan shall be administered by the corporate secretary of the Company (the "Secretary"). The Secretary shall have the authority to interpret, construe and implement the provision of the Plan and to adopt rules and regulations for administering the Plan. All decisions, actions or interpretations of the Secretary shall be final, conclusive and binding on all parties.

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         Section 13. Amendment. The Plan may be amended, modified, suspended or terminated by the Board at any time. No amendment, modification, suspension or termination shall adversely affect the previously accrued rights and benefits of a Participant under this Plan, however, unless the Participant expressly consents thereto in writing.

         Section 14. Governing Law. The Plan shall be interpreted and enforced in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

         Section 15. Benefits and Obligations. The Plan shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and the Participants, their respective heirs, executors and administrators.

         Section 16. Effective Date. The Plan shall be effective as of May 22, 1996.